Exhibit 99.2

MASTERWORKS

Launching Now | Matthew Wong (54.2% | $1.9M)



Andy Warhol
256 days held
10.4% Annualized Net Return



Cecily Brown
686 days held
35.0% Annualized Net Return



Simone Leigh
36 days held
325.5% Annualized Net Return



Matthew Wong

98% SOLD OUT



Since Matthew Wong sadly passed away in 2019, his market has seen considerable growth and has been the subject of numerous institutional shows.

Initial Offering
$1,947,000

Offering Circular
sec.gov



Matthew Wong

Matthew Wong is best known for his landscape paintings in a wide range of styles and color pallets. He achieved resounding critical acclaim in his short artistic career.







- Wong has set all three of his Record Auction Prices in just the last 13 months.
- Examples similar to the Painting have sold at auction in excess of $2M and include: “Yellow Brick Road,” sold for $3.7M, “The Reader,” sold for $2.3M and “Far Away Eyes,” sold for $2.7M.
- In October 2022, the Dallas Museum of Art opened the first retrospective and U.S. museum exhibition devoted to Wong’s work.

INVEST NOW

1. "Net Annualized Return" refers to the annualized internal rate of return, or IRR, net of all fees and costs, to holders of Class A ordinary shares from the primary offering, calculated from the final closing date of such offering to the date the sale is consummated. Masterworks sells artwork opportunistically and therefore the actual returns achieved by investors in select issuers that have sold a painting are not indicative of the investment performance of shares offered by the majority of other Masterworks issuers that have not yet sold a painting and past performance is not indicative of future performance. Masterworks is “testing the waters”

under Regulation A under the Securities Act of 1933. Masterworks will only be able to make sales after an offering statement has been filed with the Securities and Exchange Commission (SEC) and the SEC has “qualified” the offering statement. no money or other consideration is being solicited, and if sent in response, will not be accepted. no offer to buy the securities can be accepted and no part of the purchase price can be received until the offering statement filed by the issuer with the SEC has been qualified by the SEC, any such offer may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of acceptance given after the date of qualification. an indication of interest involves no obligation or commitment of any kind. You must read the offering documents filed with the SEC before investing and the additional information available at www.masterworks.com/disclaimer.

Masterworks is “testing the waters” under Regulation A under the Securities Act of 1933. Masterworks will only be able to make sales after an offering statement has been filed with the Securities and Exchange Commission (SEC) and the SEC has “qualified” the offering statement. no money or other consideration is being solicited, and if sent in response, will not be accepted. no offer to buy the securities can be accepted and no part of the purchase price can be received until the offering statement filed by the issuer with the SEC has been qualified by the SEC, any such offer may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of acceptance given after the date of qualification. an indication of interest involves no obligation or commitment of any kind. You must read the offering documents filed with the SEC before investing and the additional information available at www.masterworks.com/disclaimer.

Masterworks is not registered, licensed or supervised as a broker dealer or investment adviser by the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA) or any other financial regulatory authority or licensed to provide any financial advice or services.

Masterworks is solely responsible for this communication. No FINRA registered broker-dealer or financial advisor is or has been involved in the development or dissemination of this communication.

Masterworks, LLC is located at 225 Liberty St, 29th Floor, New York, NY 10281.